AGREEMENT OF SALE


     THIS AGREEMENT OF SALE (the "Agreement") is made this 20th day of October, 2003, by and between BRANDY PARTNERS, a Pennsylvania limited partnership, 908 Sheridan Drive, West Chester, Pennsylvania 19380 (the "Seller") and, SPITZ, INC. (the "Purchaser").

                              W I T N E S S E T H:

     1. THE PREMISES. Seller agrees to sell, and Purchaser agrees to purchase from Seller, subject to the terms and conditions of this Agreement, the real property and improvements owned by Seller consisting of approximately 16.73"+/- acres and a 47,496"+/- square foot commercial building, located on the north side of Baltimore Pike, Chadds Ford, Chadds Ford Township, Delaware County, Pennsylvania, being Folio No. 04-00-00034-02 (the "Premises").

     2. WARRANTY OF OWNERSHIP. Seller represents and warrants to the Purchaser that Seller is the record owner in fee simple of the Premises.

     3. PURCHASE PRICE.

          A. The purchase price for the acquisition of the Premises shall be Three Million Two Hundred Thousand ($3,200,000.00) Dollars (the "Purchase Price").

          B. The Purchase Price for the Premises shall be payable by Purchaser according to the following schedule:

               (1) Upon execution of this Agreement, the sum of One Hundred Thousand ($100,000.00) Dollars (the "Deposit Money") shall be paid by Purchaser in cash or by certified or cashiers check, to be held by the Escrow Agent, as hereinafter defined, in accordance with the laws of the Commonwealth of Pennsylvania and the provisions of this Agreement.

               (2) At Settlement, Purchaser shall pay to Seller in cash, certified or cashier's check the remaining amount of the Purchase Price.

     4. DEPOSIT.

          A. The Deposit Money together with all interest accruing thereon shall
     be  held  by  CB  Richard   Ellis,   Inc.   (the  "Escrow   Agent")  in  an
     interest-bearing escrow account, and such Deposit Money and all accrued interest thereon shall be applied against the Purchase Price at the time of Settlement. In the event of the termination of this Agreement for any reason other than Purchaser's default hereunder, the Deposit Money and all accrued interest thereon shall be returned to Purchaser within five (5) business days, and this Agreement shall be sufficient warrant to the Escrow Agent.
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          B. In the event  Escrow  Agent  shall be in doubt as to its  duties or obligations with regard to the Deposit Money, Escrow Agent shall not be required to disburse same and may, at its option, continue to hold same until both Purchaser and Seller agree as to its disposition, or until final judgment is entered by a court of competent jurisdiction directing its disposition, or Escrow Agent may place the Deposit Money in the registry of a court of competent jurisdiction and file an action in interpleader, in which case Escrow Agent shall thereupon be released of all liability for holding Deposit Money. Purchaser and Seller shall pay all costs and legal fees of Escrow Agent in connection with such action in interpleader or in connection with any action instituted by either Purchaser or Seller related to said Deposit Money. Except for willful breach of the terms of this Agreement or gross negligence, Escrow Agent shall not be liable to any person whomsoever for misdelivery or other error in the handling of the Deposit Money.

     5. CONDITION OF TITLE.

          A. The title shall be good and marketable and such as will be insured by a reputable title insurance company in the Southeastern Pennsylvania area at its regular rates, in fee simple, free and clear of all liens, encumbrances, restrictions, leases, tenancies and title objections whatsoever, except for the Permitted Encumbrances (as defined below).

          B. Purchaser shall order a Commitment to Insure Title (the "Commitment") for the Premises and shall send a copy of the Commitment to Seller within twenty (20) days after the Effective Date of this Agreement, together with a list of all title objections, exceptions and encumbrances disclosed in the Commitment which interfere with Purchaser's proposed use of the Premises and which are unacceptable to Purchaser (the "Title Defects"); all other title exceptions and objections shown on the Commitment and not identified as unacceptable by Purchaser are the "Permitted Encumbrances". Seller shall have ten (10) days following the date of the receipt of the Commitment to notify Purchaser of Seller's unwillingness or inability to deliver the title subject only to the Permitted Encumbrances (the "Seller's Notification"), in which event, Purchaser shall have the option to either accept such title to the Premises as Seller can provide or to terminate this Agreement and have all Deposit Monies and all interest earned thereon returned to Purchaser. Failure by Seller to notify Purchaser of Seller's inability or unwillingness to deliver title to the Premises subject only to the Permitted Encumbrances within such ten (10) day period shall constitute Seller's agreement to deliver title at Settlement subject only to the Permitted Encumbrances. Nothing herein shall be construed to preclude the parties from extending in writing the date by which such Commitment or Seller's Notification must be given.

          C. In the event the Seller is unable to convey title to the Premises as aforesaid at the time of Settlement, the Purchaser shall have the option of taking such title as the Seller can give without abatement of the Purchase Price or of having the Deposit Money and all interest earned


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

     thereon paid to the Purchaser together with any title cancellation fees which Purchaser may incur; in such latter event, this Agreement shall become null and void and there shall be no further liability on either of the parties hereto.

          D. Seller agrees not to voluntarily further alter or encumber in any way title to the Premises after the Effective Date of this Agreement without the express written consent of Purchaser. Purchaser shall have a continuing right to examine title to all or any portion of the Premises, and Seller shall, within ten (10) days of notice from Purchaser, cure and/or satisfy, at Seller's expense, any additional encumbrances not previously approved by Purchaser and as to which Purchaser gives notice to Seller. If Seller fails to do so, Purchaser shall have the option of taking such title as the Seller can give without abatement of the Purchase Price or of having the Deposit Money and all interest earned thereon paid to Purchaser, in which latter event, this Agreement shall be null and void and all parties shall be released of further liability hereunder.

                  6.       SETTLEMENT.

          A. Settlement for the Premises shall be held on or before ten (10) business days after the expiration of the Due Diligence Period, as hereinafter defined, provided that Purchaser has not terminated this Agreement in accordance with the provisions of this Agreement (the "Settlement"). Conveyance of the Premises shall be made by a deed of special warranty executed by Seller (the "Deed"). Possession of the Premises is to be delivered by Seller to Purchaser at Settlement free of all debris and not subject to any lease(s), excepting a certain lease between Seller and Spitz, Inc. dated June 1, 1986, as amended November 30, 1987, as amended October 31,1992 and as further amended April 24, 1998 (the "Spitz Lease"). Formal tender of the Deed and purchase money is hereby waived. Time is of the essence.

     7. APPORTIONMENTS; TRANSFER TAXES, ETC.

          A. At the time of Settlement, real estate taxes, water and sewer charges, rents and other income and expenses of the Premises, if any, and all other apportionable charges shall be apportioned between Purchaser and Seller as of the date of Settlement, and such apportionments are to be based on the period for which taxes or other charges are assessed and due and payable. All real estate transfer taxes shall be divided equally between Purchaser and Seller.

          B. In the event that all or any portion of the Premises has been granted tax relief, including, without limitation, by reason of the Pennsylvania Farm Land and Forest Land Assessment Act of 1974, as amended, 72 Pa. C.S.A. S5490.1, et seq., as amended, or Act 515, as amended, 16 P.S. S11941, et seq., as amended, Seller shall be responsible for the payment of and shall deposit in escrow with the title company at the time of Settlement, the estimated pro-rata portion of all taxes, penalties, interest and related costs assessed or to be assessed against the Premises due to termination of such relief, before or after Settlement, attributable to any time period prior to the conveyance of the Premises to Purchaser. The provisions hereof shall survive Settlement under this Agreement.

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

     8. RISK OF LOSS.

          A. Seller shall maintain the Premises (including all items mentioned in paragraph 8 herein) and any personal property specifically scheduled herein in its present condition, normal wear and tear excepted.

          B. Seller shall bear risk of loss from fire or other casualties until time of settlement.

          C. If all or any material part of the Premises is destroyed or damaged prior to Settlement, Seller shall deliver written notice to Purchaser of such damage or destruction and of Seller's insurance coverage. Purchaser shall elect within thirty (30) days of receipt of such notice, by delivering written notice to Seller, either (a) not to purchase the Premises, in which event the Deposit Money together with all accrued thereon shall be refunded to Purchaser and the parties shall be relieved of any further obligations hereunder; or (b) to close the transaction contemplated hereunder, in which case Seller shall assign to Purchaser all of the Seller's rights, title and interest in any insurance proceeds paid or payable to Seller in connection with such damage or destruction. If Purchaser does not so notify Seller, Purchaser shall be deemed to have elected to close the transaction contemplated hereby in accordance with clause (b) of this Section.

     9. ITEMS INCLUDED IN SALE; CONDITION OF PREMISES. All trees, shrubbery, plants, and topsoil, buildings and improvements now in or on the Premises are to become the property of the Purchaser and are included in the sale. Without Purchaser's prior consent, Seller shall not remove any of the foregoing items, engage in any excavation or construction upon the Premises, deposit any materials of any kind upon the Premises, or in any way change the character of the Premises prior to Settlement.

     10. STUDIES BY PURCHASER/ACCESS TO PREMISES.

          A. For a period of thirty (30) days after the Effective Date of this Agreement (the "Due Diligence Period"), Purchaser shall have the right to conduct, update and/or secure a Phase I environmental study from a qualified environmental consultant satisfactory to Purchaser, in Purchaser's sole discretion, with respect to the Premises or the Purchaser's contemplated use thereof. Purchaser shall have the right to terminate this Agreement, if Purchaser, in Purchaser's sole discretion, is dissatisfied with any of the reports, studies, etc. by providing Seller written notice of Purchaser's intent to terminate, which notice shall be provided in writing to Seller on or before the expiration of the Due Diligence Period.

          B. Purchaser and the Purchaser's representatives shall be given access to the Premises by the Seller at such reasonable times and from time to time, on not less than twenty four (24) hours prior notice to Seller, as the Purchaser may desire to make inspections, tests, surveys, borings and


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

     studies as to the contemplated use of the Premises by the Purchaser; provided, however, that the Purchaser shall restore the Premises to its prior condition upon completion of such inspections, tests, surveys, etc., and hold the Seller harmless from any and all mechanics' liens or similar charges which may affect the Premises as a consequence of such work. Purchaser shall indemnify Seller from any claim, loss, liability or damage, including reasonable attorney's fees and litigation costs resulting or arising from Purchaser's use of or access to the Premises under this paragraph, and shall, on request of Seller, provide Seller with proof of insurance certifying that Purchaser is insured against such liability and naming Seller as an additional insured.

     11. HAZARDOUS WASTE WARRANTY.

          A. Seller hereby represents and warrants to Purchaser that to the best of Seller's knowledge, without independent investigation, the Premises does not contain Contamination, as hereinafter defined. Contamination for purposes of this paragraph shall mean the presence of hazardous substances or hazardous wastes at the Premises, or arising from the Premises, which may require remediation under any applicable Federal or State law, or any other federal, state or local governmental law, ordinance or regulations. In making this warranty and representation, Seller has considered, inter alia, all such hazardous substances as are the subject of regulation under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. S9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499, 100 Stat. 1613 (Oct. 17,
     1986), "regulated substances" within the meaning of subtitle I of the Resource Conservation and Recovery Act, 42 U.S.C. S6991-6991i et seq., amended through Oct. 24, 1992, as amended by the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499, 100 Stat. 1613 (Oct. 17,
     1986), and "hazardous wastes" as defined pursuant to Section 103 of the Pennsylvania Solid Waste Management Act, Pa. 35 P.S. S6018.103, and the Pennsylvania Hazardous Sites Clean-Up Act, 35 P.S. S6020.102 to .1305, or any other substances which may be the subject of liability pursuant to
     Section 316 or 401 of the Pennsylvania Clean Streams Law, 35 P.S. S691.1 to .1001, or any subsequent amendments to any of the foregoing statutes.

          B. Seller represents that Seller has no reason to know or suspect that any such substances are present on the Premises, whether by reason of: odors emanating from the water or ground; discoloration of soil or water on or under the Premises; the existence of any tanks or containers visible in whole or part above or below the ground, the past or present contents of which are unidentified or have been identified as hazardous; or any other facts or circumstances whatsoever. Seller hereby agrees to fully cooperate with Purchaser in any site investigations conducted on behalf of Purchaser prior to Settlement.

     12. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER. Seller, in order to induce Purchaser to enter into this Agreement and to complete the purchase of the Premises hereunder, represents and warrants to Purchaser that to the best of Seller's knowledge:

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

          A. Disclaimer of Warranties. Purchaser hereby acknowledges that Purchaser has had, pursuant to this Agreement, an adequate opportunity to make such legal, factual and other inquiries and investigations as Purchaser deems necessary, desirable or appropriate with respect to the Premises. Such inquiries and investigations of Purchaser shall be deemed to include, but shall not be limited to, the physical components of all portions of the Premises, such state of facts as an accurate survey and inspection would show, the present and future zoning ordinances, resolutions and regulations of the township and county where the Premises is located, the environmental condition of the Premises and the value and marketability of the Premises. Purchaser hereby acknowledges that it shall not be entitled to and should not rely on Seller or its agents as to (i) the quality, nature, adequacy or physical condition of the Premises, including, but not limited to the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities or the electrical, mechanical, HVAC, plumbing, sewage, water or utility systems, facilities or appliances at the Premises, if any; (ii) the quality, nature, adequacy or physical condition of soils, subsurface support or ground water at the
     Premises; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Premises, or access thereto; (iv) the development potential of the Premises, its habitability, merchantability or fitness, suitability or adequacy of the Premises for any particular purpose; (v) the zoning classification, use or other legal status of the Premises; (vi) the Premises' or its operations' compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, setback requirements, conditions or restrictions of any governmental or quasi-governmental entity or any other person or entity. Except as otherwise expressly set forth in this Agreement, Purchaser acknowledges that Seller has not, does not and will not make any warranties or representations, express or implied, or arising by operation of law, including but not limited to, any warranty of condition, merchantability, habitability or fitness for a particular use, or with respect to the value, profitability or marketability of the Premises. Except as otherwise expressly set forth in this Agreement, Purchaser acknowledges that Seller has not, does not and will not make any representation or warranty with regard to past, present or future compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements, including but not limited to those pertaining to the handling, generating, treating, storing or disposing of any hazardous waste, material or substance. Except as otherwise expressly set forth in this Agreement, Purchaser represents, warrants and acknowledges to and agrees with Seller, that Purchaser is purchasing the Premises in an as-is condition with all faults and specifically and expressly without any warranties, representations or guarantees, either express or implied, of any kind, nature or type whatsoever from or on behalf of Seller.

          B. To the best of Seller's knowledge, there are no violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting any portion of the Premises, and no written notice of any such violation has been issued by any governmental authority. There is no action, suit or proceeding pending or threatened against or affecting Seller or the Premises or any portion thereof or relating to or arising out of the ownership of the Premises, in any court or before by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality. To its knowledge, no ordinance has


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     been enacted  authorizing  or  requiring  new public  improvements.  Seller agrees to comply with all notices affecting the Premises issued or enacted between the Effective Date of this Agreement and the date of Settlement.

          C. Seller has not received any notice or communication that the Premises is or will be the subject of condemnation proceedings. In the event that any notice or communication respecting condemnation is received by the Seller after the date of this Agreement, the Seller shall promptly notify the Purchaser in writing, and the Purchaser shall have the option, exercisable within thirty (30) days after the receipt of such notice from Seller, of proceeding hereunder or of having the Deposit Money together with all accrued interest returned to the Purchaser, and in the latter event, this Agreement shall become null and void and there shall be no further liability on either of the parties hereto. If Purchaser makes Settlement, the Seller shall give the Purchaser full opportunity, with the cooperation of the Seller, but at Purchaser's sole cost, to contest such governmental action or to initiate or participate in such proceedings as the Purchaser may deem necessary or desirable to protect the Purchaser's interests, and (provided that Settlement takes place hereunder) the entire condemnation proceeds or award allocable to the Premises shall belong and be paid to the Purchaser, without any claim thereto being asserted by the Seller.

          D. Seller has made, and prior to Settlement hereunder will continue to make as appropriate, full disclosure to Purchaser of all facts, conditions and obligations, oral and written, relating to the Premises on the subjects covered in this Agreement and Seller acknowledges that Purchaser is entering into this Agreement in reliance on full disclosure by Seller.

          E. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against the Premises or any portion thereof, or relating or arising out of the ownership, management or operation of the Premises, in any court or before any federal, state or local department, commission, board, bureau or agency or other governmental instrumentality which could, if adversely decided, have any adverse effect on Purchaser's acquisition or proposed development of the Premises.

          F. The representatives of Seller who have executed this Agreement on behalf of Seller hereby warrant and confirm that they have the authority to execute this Agreement on behalf of Seller.

     13. DEFAULT. In the event of the failure by the Purchaser or the Seller to comply with the terms of this Agreement, the non-defaulting party shall give the defaulting party a written notice of default which shall provide a fifteen (15) day cure period. In the event that a default is not cured within the applicable cure period, if any, the non-defaulting party shall have the following remedies available at law or equity:

          A. Purchaser's Default. If Purchaser fails to complete Settlement on or before the date for Settlement provided for herein, or otherwise defaults in any of the terms and conditions of this Agreement, including in


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     any way  interfering  with the Spitz Lease,  the Deposit  Money may, at the option of Seller, be retained by the Seller: (i) on account of the purchase, or (ii) as monies to be applied to the Seller's damages, or (iii) as liquidated damages for such breach, as the Seller may elect, and in the event that the Seller elects to retain the Deposit Money as liquidated damages, Seller shall be released from all liability or obligations and this Agreement shall be NULL AND VOID and all copies will be returned to the Seller's Agent for cancellation.

          B. Seller's Default. In the event of Seller default under the terms of this Agreement, or if title is not as agreed, then in any such event, Purchaser shall have the option of (1) completing Settlement subject to any such defect in title or violation that may exist without abatement of the Purchase Price; or (2) suing Seller for specific performance; or (3) terminating this Agreement, in which latter event all executed original copies of this Agreement in Purchaser's possession shall be returned to Seller, and all Deposit Monies paid on account hereof shall be refunded to Purchaser, and Seller shall reimburse Purchaser for the reasonable costs expended by Purchaser for a title search, whereupon this Agreement shall become null and void and neither party shall have any further liability hereunder.

     14. NOTICES. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person or given by (i) registered or certified mail, return receipt requested, or (ii) recognized overnight delivery service providing positive tracking of items (for example, Federal Express), addressed as follows or to such other address of which Seller or Purchaser shall have given notice as herein provided:

                           If intended for Seller:

                           Brandy Partners
                           908 Sheridan Drive
                           West Chester, Pennsylvania  19380

                           With a copy to:

                           John A. Featherman, III, Esquire
                           MacELREE HARVEY
                           17 West Miner Street
                           West Chester, Pennsylvania  19382

                           If intended for Purchaser:

                           Spitz, Inc.
                           P.O. Box 198
                           Route 1
                           Chadds Ford, PA  19317
                           Attn: Paul L. Dailey, EVP/CFO

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

                           With a copy to:

                           Steven G. Brown, Esquire
                           Petrikin, Wellman, Damico, Brown & Petrosa
                           109 Chesley Drive
                           Media, PA  19063

Such notice shall be deemed to be given when received if delivered personally or two (2) business days after the date mailed if sent by certified or registered mail, return receipt requested or one (1) day after deposited with Federal Express or other nationally recognized overnight courier service in time for next day delivery, provided such next day delivery is not a Saturday, Sunday or holiday. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice. All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only upon receipt by the party to whom such notice is sent.

     15. BROKERS.

          A. CB Richard Ellis, Inc. has acted as broker for Seller ("Broker"). Broker shall be paid a total commission by Seller equal to four percent (4%) of the gross sales price of the Premises, at Settlement. If Purchaser defaults, Seller shall pay Broker twenty five percent (25%) of the Deposit Money received on account of the Purchase Price. Seller's representatives are authorized and directed to deduct such amount from the proceeds of the sale and to pay the same to the Broker at the time of Settlement.

          B. Purchaser and Seller each represent and warrant to the other that each party has not, except for Broker, dealt with a broker, agent or finder in connection with this transaction, and Purchaser and Seller covenant and agree, each to the other, to indemnify and hold each other harmless from any and all losses, damages, costs and expenses, including, but not limited to, attorney's fees and court costs that may be incurred or suffered by the indemnitee because of any claim for any fee, commission or similar compensation with respect to this transaction made by any indemnitor, whether or not such claim is meritorious.

     16. DEPOSIT AND RECOVERY FUND. There has been established under the Pennsylvania Real Estate Licensing and Registration Act, a Real Estate Recovery Fund, the purpose of which, subject to the provisions of the Act, is to provide a fund for the payment to aggrieved parties under grounds of fraud, misrepresentation or deceit in connection with a transaction for which a license is required under the Act. Questions concerning such fund should be directed to the Real Estate Commission whose number is 717.783.3658.

     17. MISCELLANEOUS.

          A. The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, property or the subject matter of this Agreement, including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment in Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and the Americans With Disabilities Act.

          B. The Foreign Investment in Real Property Tax Act (FIRPTA), IRC 1445, requires that every purchaser of United States real property must, unless an exemption applies, deduct and withhold from Seller's proceeds ten percent (10%) of the gross sales price. The primary exemptions which might be applicable are (1) Seller provides Purchaser with an affidavit under penalty of perjury that Seller is not a "foreign person" as defined in FIRPTA, or (2) Seller and Purchaser agree to execute and deliver as appropriate, any instrument affidavit and statement, and to perform any acts reasonably necessary to carry out the provisions of FIRPTA and regulations promulgated thereunder. Seller shall provide Purchaser with a non-foreign person affidavit.

          C. Except for the Seller's representations in paragraph 12.A. of this Agreement, none of the representations and warranties contained in this Agreement shall survive Settlement.

          D. In the event that for any reason one or more of the provisions of this Agreement or their application to any person or circumstances shall be held to be invalid, illegal, or unenforceable in any respect or to any extent, such provisions shall nevertheless remain valid, legal and enforceable in all other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          E. At the time of Settlement, Seller shall assign the Spitz Lease to Purchaser and will transfer any security deposit held under the Spitz Lease to the Purchaser.

     18. ZONING. Seller represents to Purchaser that the Premises is zoned Commercial.

     19. NOMINEE OR ASSIGNEE. Seller agrees that the following persons or entities may be nominated as a Purchaser hereunder, and that this Agreement may be assigned to any corporation, partnership or other entity which is either wholly owned by Purchaser or in which Purchaser's majority or controlling interest holders maintain or own a majority interest.

     20. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective permitted successors, heirs, executors, administrators and assigns.

     21. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire understanding between the parties hereto; all prior negotiations and agreement with respect to the subject matter hereto are merged herein and superseded hereby. This Agreement may be amended or varied in any of its terms only by a written instrument signed by both parties hereto.

     22. RECORDING. This Agreement shall not be recorded in the Office for the Recording of Deeds or in any other office or place of public record and if Purchaser causes or permits this Agreement to be recorded, Seller may elect to treat such act as a breach of this Agreement.

     23. TIME OF ESSENCE; GOVERNING LAW. Time is of the essence of this Agreement. This Agreement shall be construed and interpreted in accordance with the laws and ordinances of the Commonwealth of Pennsylvania.

     24. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each counterpart shall be deemed an original, but all such counterparts shall constitute but one and the same agreement.

     26. EFFECTIVE DATE. The date that this Agreement is last signed and initialed by both Purchaser and Seller shall be the Effective Date of this Agreement.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby and in consideration of the mutual covenants contained herein, have caused this Agreement to be duly executed as of the day and year first above written.

                                  SELLER:
                                  BRANDY PARTNERS, a Pennsylvania
                                  limited partnership, by
                                  its sole General Partner,
                                  C.J.J., INC.

11/21/03                     BY:  /s/ JOHN J. CICCARONE
-------------                     --------------------------------
DATE                              JOHN J. CICCARONE, President





                                  PURCHASER:
                                  SPITZ, INC.

11/21/03                     BY:  /s/ Paul L. Dailey
-------------                     --------------------------------
DATE                              Paul L. Dailey, Executive Vice-President



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